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EXHIBIT 21.1

Royal Gold, Inc. and its Subsidiaries
As of June 30, 2016

Name	State / Province / Country of Incorporation	Ownership Percentage
Royal Gold, Inc.	Delaware
Denver Mining Finance Company, Inc.	Colorado	100%
Crescent Valley Partners LP	Colorado	81%
High Desert Mineral Resources, Inc.	Delaware	100%
DFH Co. of Nevada	Nevada	100%
Gold Ventures, Inc.	Nevada	100%
RG Mexico, Inc.	Delaware	100%
RGLD Gold AG	Switzerland	100%
RGLD Holdings, LLC	Delaware	100%
RGLD Gold (Canada) ULC	Alberta	*
International Royalty Corporation	Canada	100%
4324421 Canada Inc.	Canada	100%
Voisey's Bay Holding Corporation	Canada	100%
Labrador Nickel Royalty Limited Partnership	Ontario	90%
RGLD Precious Metals GmbH	Switzerland	100%
Royal Crescent Valley, Inc.	Nevada	100%
Royal Alaska, LLC	Delaware	11%
Peak Gold, LLC	Delaware

*
Royal Gold, Inc. owns approximately 22% and RGLD Holdings, LLC owns approximately 78% of RGLD Gold (Canada) ULC

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  EXHIBIT 21.1
Royal Gold, Inc. and its Subsidiaries As of June 30, 2016